CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 of our report dated January 23, 2014 (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern), relating to the financial statements of Bay Bridge Food and Produce Company (A Development Stage Company) and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ GHP HORWATH, P.C.

Denver, Colorado

January 24, 2014